Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER & FISCAL-YEAR 2015 FINANCIAL RESULTS
Full-year net income doubles; full-year net revenues grow in constant-currency
Full-year and fourth-quarter Adjusted EBIT grow in constant-currency
SAN FRANCISCO (February 11, 2016) – Levi Strauss & Co. (LS&Co.) announced financial results today for the fourth quarter and fiscal year ended November 29, 2015.
Highlights include:

	Three Months Ended		Fiscal Year Ended
($ millions)	November 29, 2015	November 30, 2014	November 29, 2015	November 30, 2014
Net revenues	$1,285	$1,388	$4,494	$4,754
Net income (loss) attributable to LS&Co.	$101	$(6)	$209	$106
Adjusted EBIT	$168	$134	$479	$504

On a reported basis, net revenues declined seven percent in the fourth quarter and five percent for the full year. Currency translation unfavorably impacted net revenues by $85 million in the fourth quarter and by $312 million for the full year. On a constant-currency basis, net revenues declined one percent in the fourth quarter but grew one percent for the full year, driven by growth in Europe and Asia. Constant-currency direct-to-consumer sales grew mid-single digits for the fourth quarter and the full year, reflecting expansion of the retail network as well as ecommerce growth. Constant-currency wholesale revenues declined for both periods due to the company's fourth fiscal quarter having one fewer week compared to the prior year.

Fourth-quarter and full-year net income growth primarily reflected lower restructuring charges associated with the company's global productivity initiative, lower interest expense, and a pension settlement loss recorded in the fourth quarter of the prior year. On a reported basis, Adjusted EBIT grew 25 percent in the fourth quarter but declined five percent for the full year. On a constant-currency basis, Adjusted EBIT grew 36 percent in the fourth quarter and six percent for the full year. Constant-currency growth for both periods was driven primarily by a higher gross margin, partially offset by increased investment in the company's direct-to-consumer channel.

"Fiscal 2015 was a very challenging year with currency headwinds, the associated negative impact on tourism, and challenging retail dynamics globally. Despite these, we grew the top-line on a constant-currency basis, improved our structural economics, and further strengthened the balance sheet through refinancing our debt," said Chip Bergh, president and chief executive officer. "We continued to grow our direct-to-consumer business, and saw a very positive consumer response to the products we introduced in the Fall. In 2016 we will continue to invest in our retail network, ecommerce and our brands to support our long-term profitable growth objective."

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LS&Co. FY 2015 Results/Add One
February 11, 2016

Fourth Quarter 2015 Highlights

▪
On a reported basis, gross profit in the fourth quarter decreased to $658 million compared with $680 million for the same quarter of 2014 due to unfavorable currency translation effects of approximately $43 million. Gross margin for the fourth quarter grew to 51.2 percent of revenues compared with 49.0 percent of revenues in the same quarter of 2014, primarily due to lower negotiated product costs and streamlined supply chain operations. Price increases and direct-to-consumer sales growth also benefited gross margin.

▪
Selling, general and administrative (SG&A) expenses for the fourth quarter were $494 million compared with $581 million in the same quarter of 2014. Currency favorably impacted SG&A by $32 million. Excluding currency, lower costs primarily reflected a reduction in advertising expenses compared to the prior year, due to the timing of the company's campaigns, and a $31 million pension settlement charge recorded in the fourth quarter of 2014.

▪
Adjusted EBIT, which excludes the charges associated with the company’s global productivity initiative and the pension charge, was $168 million, up from $134 million in the same quarter of 2014, primarily reflecting the higher gross margin. Currency unfavorably impacted Adjusted EBIT by $11 million. A reconciliation of Adjusted EBIT is provided at the end of this press release.

▪
Operating income for the fourth quarter improved to $161 million from $50 million for the same period in 2014, as the higher Adjusted EBIT was complemented by lower restructuring and pension settlement charges.

Regional Overview

Reported regional net revenues and operating income for the fourth quarter were as follows:

	Net Revenues			Operating Income*
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	November 29, 2015	November 30, 2014		November 29, 2015	November 30, 2014
Americas	$817	$894	(9)%	$174	$188	(8)%
Europe	$258	$296	(13)%	$42	$22	93%
Asia	$209	$198	6%	$34	$20	68%

* Note: Regional operating income is equal to regional Adjusted EBIT.

▪
In the Americas, currency translation unfavorably impacted net revenues by $24 million and operating income by $5 million. Excluding currency effects, net revenues declined six percent, primarily due to the fourth quarter consisting of one fewer week as compared to the prior year. Beyond the timing impact, domestic wholesale revenues declined slightly due to soft retail conditions, while direct-to-consumer revenues were in-line with prior year as improved conversion offset the impact of traffic declines. Lower operating income primarily reflected the region's lower revenues.

▪
In Europe, currency translation unfavorably impacted net revenues by $44 million and operating income by $5 million. Excluding currency effects, net revenues grew three percent, despite the fourth quarter consisting of one fewer week as compared to the prior year, reflecting strong performance and expansion of the company-operated retail network. Constant-currency operating income grew 145 percent due to the region's higher gross margin.

▪
In Asia, currency translation unfavorably impacted net revenues by $17 million and operating income by $2 million. Excluding currency effects, net revenues grew 15 percent reflecting strong performance and expansion of the company-operated retail network. Constant-currency operating income grew 92 percent due to the region's higher gross margin.

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LS&Co. FY 2015 Results/Add Two
February 11, 2016

Fiscal Year 2015 Highlights

•
On a reported basis, gross profit for the fiscal year decreased to $2,269 million compared with $2,348 million in 2014 due to unfavorable currency translation effects of approximately $166 million. Gross margin grew to 50.5 percent of revenues compared with 49.4 percent of revenues in 2014, primarily due to lower negotiated product costs and streamlined supply chain operations. Price increases and direct-to-consumer sales growth, especially in Europe and Asia, also benefited gross margin.

•
SG&A expenses were $1,824 million for 2015 compared with $1,906 million in the prior year. Currency translation favorably impacted SG&A by $113 million. Excluding currency, higher costs primarily reflected expansion of the company's retail network and investment in its ecommerce business. The higher direct-to-consumer channel investments were partially offset by the $31 million pension settlement charge recorded in the fourth quarter of 2014.

•
Adjusted EBIT for 2015 was $479 million compared to $504 million in the prior year. Excluding unfavorable currency translation effects of $54 million, Adjusted EBIT grew six percent, primarily reflecting the higher gross margin. A reconciliation of Adjusted EBIT is provided at the end of this press release.

•	Operating income for 2015 grew to $431 million from $314 million in the prior year, as the higher Adjusted EBIT was complimented by lower restructuring and pension settlement charges.

Cash Flow and Balance Sheet

The company strengthened the balance sheet during 2015 by issuing $500 million of five percent senior notes due 2025 and using the proceeds to refinance its seven-and-five-eighths percent senior notes due 2020. Net debt declined to $0.8 billion at the end of 2015, compared to $0.9 billion at the end of 2014. At November 29, 2015, cash and cash equivalents of $319 million were complemented by $659 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $977 million. Free cash flow for 2015 was $81 million, down from $123 million in 2014, reflecting $29 million higher capital investment for the company's growth initiatives and a $20 million increase in dividends. Subsequent to the fiscal year end, on February 9, 2016, the company's board of directors declared a cash dividend of $60.0 million, an increase of $10 million from 2015.

Investor Conference Call

The company's fourth-quarter and full-year 2015 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussao~021116 today, February 11, 2016, at 1 p.m. Pacific / 4 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 31527451. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one week. A telephone replay is also available through February 18, 2016, at 855-859-2056 in the United States and Canada, or +1-404-537-3406 internationally; I.D. No. 31527451. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,800 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2015 net revenues were $4.5 billion. For more information, go to http://levistrauss.com.
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LS&Co. FY 2015 Results/Add Three
February 11, 2016

Forward Looking Statement

This news release and related conference call contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to: expected investments in our retail and ecommerce operations and ability to drive revenues and generate long-term profitable growth, currency challenges, including the expected impact on revenues and Adjusted EBIT, growing the U.S. business, growing the Dockers® brand, sustaining growth in our direct-to-consumer and international businesses, profitable growth of full-year revenue, gross margin expansion, advertising growth, SG&A leverage, Adjusted EBIT growth, strong free cash flow, level of capital expenditures, and dividend amount. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2015, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release and related conference call. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release and related conference call to reflect circumstances existing after the date of this news release and related conference call or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Constant currency

Constant-currency comparisons are based on translating local currency amounts in the prior-year period at actual foreign exchange rates for the current year. The company routinely evaluates its financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

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LS&Co. FY 2015 Results/Add Four
February 11, 2016

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE FOURTH QUARTER OF 2015” below for reconciliation to the most comparable GAAP financial measures.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 29, 2015	November 30, 2014
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$318,571	$298,255
Trade receivables, net of allowance for doubtful accounts of $11,025 and $12,704	498,196	481,981
Inventories:
Raw materials	3,368	4,501
Work-in-process	3,031	5,056
Finished goods	600,460	591,359
Total inventories	606,859	600,916
Other current assets	104,523	99,347
Total current assets	1,528,149	1,480,499
Property, plant and equipment, net of accumulated depreciation of $811,013 and $784,493	390,829	392,062
Goodwill	235,041	238,921
Other intangible assets, net	43,350	45,898
Non-current deferred tax assets, net	580,640	663,619
Other non-current assets	106,386	85,902
Total assets	$2,884,395	$2,906,901

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$114,978	$131,524
Current maturities of long-term debt	32,625	—
Accounts payable	238,309	234,892
Accrued salaries, wages and employee benefits	182,430	178,470
Restructuring liabilities	20,141	57,817
Accrued interest payable	5,510	5,679
Accrued income taxes	6,567	9,432
Other accrued liabilities	245,607	259,483
Total current liabilities	846,167	877,297
Long-term debt	1,004,938	1,078,100
Long-term capital leases	12,320	11,619
Postretirement medical benefits	105,240	122,213
Pension liability	358,443	406,398
Long-term employee related benefits	73,342	80,066
Long-term income tax liabilities	26,312	35,821
Other long-term liabilities	56,987	63,268
Total liabilities	2,483,749	2,674,782

Commitments and contingencies
Temporary equity	68,783	77,664

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,460,145 shares and 37,430,283 shares issued and outstanding	375	374
Additional paid-in capital	3,291	—
Retained earnings	705,668	528,209
Accumulated other comprehensive loss	(379,066)	(375,340)
Total Levi Strauss & Co. stockholders’ equity	330,268	153,243
Noncontrolling interest	1,595	1,212
Total stockholders’ equity	331,863	154,455
Total liabilities, temporary equity and stockholders’ equity	$2,884,395	$2,906,901
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 29, 2015	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Net revenues	$4,494,493	$4,753,992	$4,681,691
Cost of goods sold	2,225,512	2,405,552	2,331,219
Gross profit	2,268,981	2,348,440	2,350,472
Selling, general and administrative expenses	1,823,863	1,906,164	1,884,965
Restructuring, net	14,071	128,425	—
Operating income	431,047	313,851	465,507
Interest expense	(81,214)	(117,597)	(129,024)
Loss on early extinguishment of debt	(14,002)	(20,343)	(689)
Other income (expense), net	(25,433)	(22,057)	(13,181)
Income before income taxes	310,398	153,854	322,613
Income tax expense	100,507	49,545	94,477
Net income	209,891	104,309	228,136
Net (income) loss attributable to noncontrolling interest	(455)	1,769	1,057
Net income attributable to Levi Strauss & Co.	$209,436	$106,078	$229,193

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 29, 2015	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Net income	$209,891	$104,309	$228,136
Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	25,114	(34,682)	104,189
Net investment hedge gains (losses)	3,474	4,978	(7,846)
Foreign currency translation (losses) gains	(32,032)	(34,904)	4,965
Unrealized (losses) gains on marketable securities	(354)	968	252
Total other comprehensive (loss) income	(3,798)	(63,640)	101,560
Comprehensive income	206,093	40,669	329,696
Comprehensive (income) loss attributable to noncontrolling interest	(383)	2,098	2,103
Comprehensive income attributable to Levi Strauss & Co.	$205,710	$42,767	$331,799

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity (Deficit)
	(Dollars in thousands)
Balance at November 25, 2012	$374	$33,365	$273,975	$(414,635)	$5,413	$(101,508)
Net income (loss)	—	—	229,193	—	(1,057)	228,136
Other comprehensive income (loss), net of tax	—	—	—	102,606	(1,046)	101,560
Stock-based compensation and dividends, net	—	8,272	(23)	—	—	8,249
Reclassification to temporary equity	—	(30,641)	—	—	—	(30,641)
Repurchase of common stock	—	(3,635)	(2,109)	—	—	(5,744)
Cash dividends paid	—	—	(25,076)	—	—	(25,076)
Balance at November 24, 2013	374	7,361	475,960	(312,029)	3,310	174,976
Net income (loss)	—	—	106,078	—	(1,769)	104,309
Other comprehensive loss, net of tax	—	—	—	(63,311)	(329)	(63,640)
Stock-based compensation and dividends, net	—	13,290	(23)	—	—	13,267
Reclassification to temporary equity	—	(19,298)	(19,842)	—	—	(39,140)
Repurchase of common stock	—	(1,353)	(3,961)	—	—	(5,314)
Cash dividends paid	—	—	(30,003)	—	—	(30,003)
Balance at November 30, 2014	374	—	528,209	(375,340)	1,212	154,455
Net income	—	—	209,436	—	455	209,891
Other comprehensive loss, net of tax	—	—	—	(3,726)	(72)	(3,798)
Stock-based compensation and dividends, net	1	16,674	(66)	—	—	16,609
Reclassification to temporary equity	—	(10,961)	19,842	—	—	8,881
Repurchase of common stock	—	(2,422)	(1,753)	—	—	(4,175)
Cash dividends paid	—	—	(50,000)	—	—	(50,000)
Balance at November 29, 2015	$375	$3,291	$705,668	$(379,066)	$1,595	$331,863

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 29, 2015	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$209,891	$104,309	$228,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,044	109,474	115,720
Asset impairments	2,616	6,531	8,330
Gain on disposal of assets	(8,626)	(197)	(2,112)
Unrealized foreign exchange (gains) losses	(371)	5,392	4,573
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(14,720)	6,184	2,904
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	16,983	45,787	22,686
Employee benefit plans’ curtailment gain, net	—	—	(564)
Noncash loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	3,448	5,103	689
Noncash restructuring charges	658	3,347	—
Amortization of premium, discount and debt issuance costs	2,150	2,331	3,287
Stock-based compensation	15,137	12,441	8,249
Allowance for doubtful accounts	1,875	662	1,158
Deferred income taxes	58,386	(28,177)	37,520
Change in operating assets and liabilities:
Trade receivables	4,060	(51,367)	65,955
Inventories	28,566	(6,184)	(63,920)
Other current assets	(3,061)	5,377	32,808
Other non-current assets	(21,375)	1,509	9,871
Accounts payable and other accrued liabilities	(80,224)	(28,871)	3,107
Restructuring liabilities	(36,711)	66,574	—
Income tax liabilities	(9,680)	19,224	(23,832)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(44,714)	(42,878)	(51,974)
Other long-term liabilities	(10,902)	(3,740)	8,618
Other, net	2,902	78	59
Net cash provided by operating activities	218,332	232,909	411,268
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(102,308)	(73,396)	(91,771)
Proceeds from sale of assets	9,026	8,049	2,277
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	14,720	(6,184)	(2,904)
Acquisitions, net of cash acquired	(2,271)	(318)	(400)
Net cash used for investing activities	(80,833)	(71,849)	(92,798)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	500,000	—	140,000
Repayments of long-term debt and capital leases	(528,104)	(395,853)	(327,281)
Proceeds from senior revolving credit facility	345,000	265,000	—
Repayments of senior revolving credit facility	(346,000)	(165,000)	—
Proceeds from short-term credit facilities	23,936	24,372	46,187
Repayments of short-term credit facilities	(21,114)	(24,000)	(53,726)
Other short-term borrowings, net	(12,919)	(10,080)	(3,711)
Debt issuance costs	(4,605)	(2,684)	(2,557)
Change in restricted cash, net	1,615	1,060	(139)
Repurchase of common stock	(4,175)	(5,314)	(5,744)
Excess tax benefits from stock-based compensation	1,471	826	1,538
Dividend to stockholders	(50,000)	(30,003)	(25,076)
Net cash used for financing activities	(94,895)	(341,676)	(230,509)
Effect of exchange rate changes on cash and cash equivalents	(22,288)	(10,387)	(4,837)
Net increase (decrease) in cash and cash equivalents	20,316	(191,003)	83,124
Beginning cash and cash equivalents	298,255	489,258	406,134
Ending cash and cash equivalents	$318,571	$298,255	$489,258

Noncash Investing Activity:
Purchases of property, plant and equipment not yet paid at end of period	$23,958	$19,728	$13,816

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$77,907	$110,029	$121,827
Cash paid for income taxes during the period, net of refunds	61,456	60,525	47,350
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER OF 2015

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on February 11, 2016, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 29, 2015. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, payments (proceeds) on settlement of forward foreign exchange contracts not designated for hedge accounting, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax expense, interest expense, loss on early extinguishment of debt, other (income) expense, net, restructuring and related charges, severance and asset impairment charges, net, and pension and postretirement benefit plan curtailment and net settlement (gains) losses, net.

Free cash flow:

	Fiscal Year Ended
($ millions)	November 29, 2015	November 30, 2014

Most comparable GAAP measure:
Net cash provided by operating activities	$218.3	$232.9

Non-GAAP measure:
Net cash provided by operating activities	$218.3	$232.9
Purchases of property, plant and equipment	(102.3)	(73.4)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	14.7	(6.2)
Dividend to stockholders	(50.0)	(30.0)
Free cash flow	$80.7	$123.3

Net debt:

($ millions)	November 29, 2015	November 30, 2014

Most comparable GAAP measure:
Total long-term and short-term debt	$1,152.5	$1,209.6

Non-GAAP measure:
Total long-term and short-term debt	$1,152.5	$1,209.6
Cash and cash equivalents	(318.6)	(298.3)
Net debt	$833.9	$911.3

Adjusted EBIT:

	Three Months Ended		Fiscal Year Ended
($ millions)	November 29, 2015	November 30, 2014	November 29, 2015	November 30, 2014
	(unaudited)
Most comparable GAAP measure:
Operating income	$161.2	$49.9	$431.0	$313.9

Non-GAAP measure:
Net income	$101.7	$(6.1)	$209.9	$104.3
Income tax expense	41.9	5.1	100.5	49.6
Interest expense	18.9	27.3	81.2	117.6
Loss on early extinguishment of debt	—	9.2	14.0	20.3
Other (income) expense, net	(1.3)	14.5	25.4	22.1
Restructuring and related charges, severance and asset impairment charges, net	6.1	53.4	47.0	155.9
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	0.4	30.6	0.6	33.9
Adjusted EBIT	$167.7	$134.0	$478.6	$503.7